Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A. Telephone: 443.539.5008 • Fax: 410.312.2705

Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

Integral Systems Announces Appointment of Bonnie Wachtel to Board of Directors

COLUMBIA, MD, January 8, 2010 — Integral Systems, Inc. (NASDAQ: ISYS) (“Company”) today announced that its Board of Directors has elected Bonnie K. Wachtel to the Board and nominated her for election at the 2010 Annual Meeting of Stockholders to be held on February 17, 2010. With this addition, the Company’s Board now stands at eight.

Ms. Wachtel is a principal of Wachtel & Co., Inc., a boutique investment firm based in Washington, DC. Founded in 1961, the firm is focused on growing companies in the Washington area. Ms. Wachtel has held a number of board seats in public and private companies and previously served on the Company’s Board of Directors from 1988 to 2006.

“I want to welcome Bonnie back to Integral Systems and we look forward to her valuable contribution to the growth of the business,” said Jack Albertine, Chairman of Integral Systems’ Board of Directors.

Ms. Wachtel holds a Bachelor of Arts degree from the University of Chicago, a Juris Doctor from the University of Virginia School of Law, and a Master of Business Administration with a concentration in finance from the University of Chicago. Ms. Wachtel is also a Certified Financial Analyst.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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Company Contact:	Media Contact:
Kathryn Herr	Michael Glickman
Vice President, Marketing and Communications	Zeno Group for Integral Systems
Integral Systems, Inc.	Phone: 212.299.8994
Phone: 443.539.5118	Michael.glickman@zenogroup.com
kherr@integ.com